Exhibit 99.1

Event Notice

Dated June 4, 2015

Issuer:	SLM Student Loan Trust 2003-5

Depositor:	Navient Funding, LLC

Notes to which this Event Notice relates:	Auction Rate Class A-9 Notes (the “Class A-9 Notes”)

CUSIP Numbers:	Class A-9 Notes: 78442GGW0

Event Reported:	Buy Rates to be Bid by an affiliate of the Depositor in Future Auction

Buy Rates to be Bid by an affiliate of the Depositor in Future Auction

For the auction for the Class A-9 Notes occurring on June 8, 2015, an affiliate of the Depositor intends to submit the following buy bids for $4,000,000 aggregate principal amount of outstanding Class A-9 Notes in the amounts and at the related rates stated below. The Depositor’s affiliate does not currently hold any Class A-9 Notes.

Principal Amount of Bid:	Bid Rate for related Principal Amount:

$2,000,000	equal to LIBOR + 1.50% per annum
$2,000,000	equal to LIBOR + 1.55% per annum

Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Issuer’s indenture, dated as of May 1, 2003.

The information contained in this Event Notice has been submitted by the Depositor to report certain events and future plans of an affiliate of the Depositor with respect to the Notes. Nothing contained in this Event Notice is, or should be construed as, a representation by the Depositor that the information included in this Event Notice constitutes all of the information that may be material to a decision to invest in, hold or dispose of any of the securities listed above, or any other securities of the Issuer.

For additional information, contact:

Mark Rein

Navient Solutions, Inc.

Vice President, Corporate Finance

2001 Edmund Halley Dr.

Reston, VA 20191

Phone: 703-984-5679

Email: Mark.Rein@navient.com